As filed with the Securities and Exchange Commission on July 15, 2021.

Registration No. 333-257344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________

AMENDMENT NO. 2 TO

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

___________________________________

NEW PACIFIC METALS CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

Suite 1750 - 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1

(604) 663-1368

(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204, Newark, DE 19711, (302)-738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

___________________________________

Copies to:

Yong-Jae Kim New Pacific Metals Corp. Suite 1750 - 1066 West Hastings Street Vancouver, British Columbia Canada V6E 3X1 (604) 663-1368	Christopher L. Doerksen Dorsey & Whitney LLP Columbia Center 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104 (206) 903-8800

___________________________________

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

___________________________________

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐

pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☒

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of New Pacific Metals Inc. at 1750-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	July 15, 2021

NEW PACIFIC METALS CORP.

US$200,000,000

Common Shares

Preferred Shares

Debt Securities

Warrants
Units
Subscription Receipts

This short form base shelf prospectus (the "Prospectus") relates to the offer and sale by New Pacific Metals Corp. ("New Pacific" or the "Company") from time to time of common shares (the "Common Shares"), preferred shares ("Preferred Shares"), debt securities ("Debt Securities"), warrants to purchase other Securities (as defined herein) (the "Warrants"), units (the "Units") comprised of one or more of any of the other Securities or any combination of such Securities and subscription receipts (the "Subscription Receipts") (all of the foregoing, collectively, the "Securities") or any combination thereof in one or more series or issuances up to an aggregate total offering price of US$200,000,000 (or the equivalent thereof in Canadian dollars or any other currencies) during the 25-month period that this Prospectus, including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (each, a "Prospectus Supplement"). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders (each, a "Selling Securityholder") of the Company may also offer and sell Securities under this Prospectus. See "Selling Securityholders".

New Pacific is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement, if any, with respect to a particular offering of Securities.

2

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement, including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price (in the event the offering is a fixed price distribution) or the manner of determining the offering price (in the event the offering is a non-fixed price distribution), whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Preferred Shares, the designation of the particular class or series of Preferred Shares, as applicable, the number of Preferred Shares offered, the offering price or manner of determining the offering price, whether the Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction, any exchange or conversion terms, and any other terms specific to the Preferred Shares, (iii) in the case of Debt Securities, the aggregate principal amount and ranking of Debt Securities being offered, the issue and delivery date, the maturity date, the offering price or manner of determining the offering price, the interest provisions, the currency or currency unit for which the Debt Securities may be purchased, the authorized denominations, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, the form of Debt Securities, whether the Debt Securities will be secured by any of the Company's assets or guaranteed by any other person, and any other terms specific to the Debt Securities; (iv) in the case of Warrants, the offering price or manner of determining the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, Preferred Shares or other securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, and any other specific terms; (v) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units; and (vi) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price or manner of determining the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts. See "Plan of Distribution". A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

3

All applicable shelf information permitted under applicable laws to be omitted from this Prospectus that has been omitted will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

The Company and the Selling Securityholder(s) may offer and sell Securities to, or through, underwriters, dealers or agents and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions under applicable securities laws. See "Plan of Distribution". The Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company or the Selling Securityholder(s), if any, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices including sales in transactions that are deemed to be "at-the-market distributions" as defined in National Instrument 44-102 - Shelf Distributions ("NI 44-102"). If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers' acceptance rate, or to recognized market benchmark interest rates such as LIBOR or EURIBOR (or any replacement or successor thereto) or a U.S. Federal funds rate.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter of an "at-the-market distribution", as defined in NI 44-102, and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities. A purchaser who acquires Securities forming part of the underwriters', dealers' or agents' over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See "Plan of Distribution".

4

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "NUAG" and are listed on the NYSE American (the "NYSE American") under the symbol "NEWP". On July 14, 2021 the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was C$5.09 and on the NYSE American was US$4.07.

Unless otherwise specified in the applicable Prospectus Supplement, Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See "Risk Factors".

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading "Risk Factors" and elsewhere in this Prospectus, in documents incorporated by reference in this Prospectus and in the applicable Prospectus Supplement with respect to a particular offering of Securities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See "Currency Presentation and Exchange Rate Information".

The Company's head office is located at Suite 1750 - 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1, and its registered office is located at Suite 1750 - 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1.

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide readers with different information. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Readers should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on the Company's website should not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

References to "New Pacific" and "the Company" include direct and indirect subsidiaries of New Pacific, where applicable.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Prospectus and the documents incorporated by reference herein, that are not current or historic factual statements, constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, information and statements with respect to: (a) plans and expectations for the Silver Sand Project (as defined below) including the expected completion of the preliminary economic assessment on the Silver Sand Project and the expected timing of the development of the exploration camp, (b) plans and expectations for the Silverstrike Project (as defined below), (c) plans and expectations for the Carangas Project (as defined below) including the commencement of the drill program; and (d) plans and expectations for the RZY Project (as defined in the Annual Information Form (as defined below)); the acquisition of properties in the Americas; the growth of Company's mineral resources through acquisitions and exploration; future securities offerings; capital expenditures; success of exploration activities; government regulation of mining operations; environmental risks; and other forecasts and predictions with respect to the Company and its properties.  Estimates of mineral reserves and mineral resources are also forward-looking information because they incorporate estimates of future developments including future mineral prices, costs and expenses and the amount of minerals that will be encountered if a property is developed.  Forward-looking information is characterized by words such as "plan", "expect", "budget", "target", "schedule", "estimate", "forecast", "project", "intend", "believe", "anticipate", "seek", and other similar words or statements that certain events or conditions "may", "could", "would", "might", or "will" occur or be achieved.

Forward-looking information is based on the opinions, assumptions, factors and estimates of management considered reasonable at the date the statements are made. Forward-looking statements are subject to a variety of risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation: social and economic impacts of COVID-19; political instability and social unrest in jurisdictions where the Company operates; general business, economic, competitive, political, regulatory and social uncertainties; commodity price volatility; uncertainty related to mineral exploration properties; risks related to the ability to finance the continued exploration of mineral properties; risks related to factors beyond the control of the Company; risks and uncertainties associated with exploration and mining operations; risks related to the ability to obtain adequate financing for planned development activities; lack of infrastructure at mineral exploration properties; risks and uncertainties relating to the interpretation of drill results and the geology, grade and continuity of mineral deposits; uncertainties related to title to mineral properties and the acquisition of surface rights; risks related to governmental regulations, including those governing activities within 50 kilometers of international borders, environmental laws and regulations and liability and obtaining permits and licences; future changes to environmental laws and regulations; unknown environmental risks from past activities; commodity price fluctuations; risks related to reclamation activities on mineral properties; risks related to political instability and unexpected regulatory change; currency fluctuations; influence of third party stakeholders; conflicts of interest; risks related to dependence on key individuals; risks related to the involvement of some of the directors and officers of the Company with other natural resource companies; enforceability of claims; the ability to maintain adequate control over financial reporting; disruptions or changes in the credit or security markets; actual results of current exploration activities; mineral reserve and mineral resource estimate risk; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; changes in labour costs or other costs of production; labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; the ability to renew existing licenses or permits or obtain required licenses and permits; increased infrastructure and/or operating costs; risks of not meeting production and cost targets; discrepancies between actual and estimated production; metallurgical recoveries; mining operational and development risk; litigation risks; speculative nature of silver exploration; global economic climate; dilution; environmental risks; community and non-governmental actions; regulatory risks; U.S. securities laws; and cyber-security risks; as well as those risk factors discussed or referred to in this Prospectus, in any applicable Prospectus Supplement and in the Annual Information Form (defined below), the Annual MD&A (defined below) and the Interim MD&A (defined below), which readers are advised to carefully review and consider.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers are cautioned not to place undue reliance on forward-looking information. The forward-looking information contained in this Prospectus and in each of the documents incorporated by reference herein is made as of the date of such document and, accordingly, is subject to change after such date. The Company does not undertake to update any forward-looking information, whether as a result of new information, future events or otherwise except as, and to the extent, required by applicable securities laws.

All of the forward-looking information made in this Prospectus and the documents incorporated by reference herein is qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING
PRESENTATION OF MINERAL RESOURCE ESTIMATES

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada which differ from the requirements of United States securities laws. All mining terms used herein but not otherwise defined have the meanings set forth in National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101").

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company's mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS as issued by the International Accounting Standards Board, which differs from United States generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus are reported in Canadian dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and are referred to as "$" or "US$". Canadian dollars are referred to as "C$". The high, low and closing exchange rates for Canadian dollars in terms of the United States dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

	Period ended June 30	Year ended December 31 (C$)
	2021	2020	2019	2018
High	1.2419	1.4496	1.3600	1.3310
Low	1.2040	1.2718	1.2988	1.2288
Closing	1.2394	1.2732	1.2988	1.3168

On July 14, 2021, the last business day prior to the date of this Prospectus, the exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.2497.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada (the "Qualifying Provinces"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of the Company at its head office at Suite 1750 - 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1, telephone (604) 633-1368, and are also available electronically through the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com or at www.sec.gov/edgar.shtml ("EDGAR"). The filings of the Company through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As of the date hereof, the following documents, filed by the Company with the securities commissions or similar authorities in each of the Qualifying Provinces, and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or a Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference in the Prospectus or a Prospectus Supplement, as further described below:

(a) the annual information form of the Company for the year ended June 30, 2020 dated as at September 25, 2020 (the "Annual Information Form");

(b) the audited consolidated financial statements of the Company for the years ended June 30, 2020 and 2019, together with the notes thereto and the independent auditor's report thereon;

(c) the management's discussion and analysis of the Company for the years ended June 30, 2020 and 2019 (the "Annual MD&A");

(d) the unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended March 31, 2021 and 2020, together with the notes thereto (the "Interim Financial Statements");

(e) the management's discussion and analysis of the Company for the three and nine months ended March 31, 2021 (the "Interim MD&A");

(f) the management information circular (the "Circular") dated August 27, 2020 in respect of the annual general and special meeting of New Pacific shareholders held on September 30, 2020, with the exception of the following schedules to the Circular and the following documents incorporated by reference in the Circular, all of which are expressly excluded from incorporation by reference herein:

(i) the amended and restated technical report of the Company prepared in accordance with NI 43-101 entitled "Amended and Restated Technical Report - Skukum Gold-Silver Project" dated July 16, 2012, as amended July 31, 2013, with an effective date of July 16, 2012 in respect of the Tagish Lake Gold Project;

(ii) the annual information form of the Company for the year ended June 30, 2019;

(iii) Schedule "C" Fairness Opinion;

(iv) Schedule "G" Whitehorse Gold Corp. Following the Arrangement;

(v) Schedule "H" Tagish Lake Gold Corp. Audited Financial Statements and MD&A;

(vi) Schedule "I" Whitehorse Gold Corp. Audited Financial Statements and MD&A;

(vii) Schedule "J" Whitehorse Gold Corp. Pro-Forma Financial Statements; and

(viii) Schedule "Q" Whitehorse Option Plan.

The above-noted schedules relate to Whitehorse Gold (as defined below) which was spun out from the Company on November 18, 2021 pursuant to the Arrangement Agreement (as defined below) as more particularly described in the Annual Information Form and other documents incorporated by reference herein;

(g) the material change report dated September 1, 2020 with respect to the Company entering into an arrangement agreement (the "Arrangement Agreement") with its wholly-owned subsidiary, Whitehorse Gold Corp. ("Whitehorse Gold") pursuant to which the Company proposed to spin-out all of the existing common share of Whitehorse Gold to Company shareholders by way of plan of arrangement (the "Spin-Out");

(h) the material change report dated November 24, 2020 with respect to the Company announcing the completion of the Spin-Out effective November 18, 2020; and

(i) the material change report dated May 21, 2021 with respect to the commencement of trading of the Company's Common Shares on the NYSE American

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 - Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished by the Company to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, only if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus; rather only such statement as modified or superseded shall be considered to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual audited consolidated financial statements and management's discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements, and related management's discussion and analysis; (ii) all interim financial statements and related management's discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company's financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company's current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management's discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous interim consolidated financial statements and the accompanying management's discussion and analysis filed shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any "template version" of "marketing materials" (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference into that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under "Documents Incorporated by Reference"; (2) the consent of Deloitte LLP; (3) powers of attorney from certain of the Company's directors and officers; (4) the consents of the "qualified persons" referred to in this Prospectus or the documents incorporated by reference herein;  and (5) a copy of the form of indenture for Debt Securities. A copy of the form of any applicable warrant agreement, subscription receipt agreement or statement of eligibility of trustee on From T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR at www.sedar.com. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC's website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See "Documents Filed as Part of the Registration Statement". For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

THE COMPANY

The Company is a Canadian exploration and development company, which owns a 100% interest in its flagship Silver Sand project (the "Silver Sand Project") in Potosí Department, Bolivia, a 98% interest in the Silverstrike project (the "Silverstrike Project") in La Paz Department, Bolivia and a 98% interest in the Carangas Project in the Oruro Department, Bolivia. The Company is focused on progressing the development of the Silver Sand Project, while growing its mineral resources through the exploration and acquisition of properties in the Americas.

The disclosure in this Prospectus and the documents incorporated by reference herein of a scientific or technical nature for the Silver Sand Project is supported by the amended and restated technical report prepared in accordance with NI 43-101 titled "Technical Report - Silver Sand Deposit Mineral Resource Report (Amended)" dated June 3, 2020 and with an effective date of January 16, 2020 (the "Amended and Restated Technical Report") and prepared by AMC Mining Consultants (Canada) Ltd ("AMC Consultants"). The Amended and Restated Technical Report is available under the Company's profile at www.sedar.com.  For greater certainty, the Amended and Restated Technical Report is not incorporated by reference herein.

Further information regarding the business of the Company, its operations and its mineral properties, including the Silver Sand Project and the Silverstrike Project can be found in the Annual Information Form and the documents incorporated by reference into this Prospectus. See "Documents Incorporated by Reference".

The corporate chart of the Company as of the date hereof including the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned, controlled or directed, directly or indirectly, is set out below.

Note:
*  Project owned by the Company's Bolivian joint venture partner.

Recent Developments

On November 18, 2020, the Company completed the Spin-Out with Whitehorse Gold pursuant to the terms of the Arrangement Agreement. Pursuant to the Spin-Out, each shareholder of the Company received, through a series of transactions set out in the plan of arrangement, for each common share of the Company held, one new common share of the Company following the Spin-Out and a pro rata distribution of the common shares of Whitehorse Gold held by the Company. Upon the Spin-Out becoming effective, Whitehorse Gold ceased to be a wholly-owned subsidiary of the Company and the Company no longer has an interest in the TLG Project (as defined in the Annual Information Form).

Effective May 20, 2021, the Company's Common Shares were listed for trading on the NYSE American under the symbol "NEWP".

In June 2021, the Company announced that its Bolivian joint venture partner received exploration licenses and environmental permits required to commence exploration activities at the Carangas Silver Project, Oruro Department, Bolivia (the "Carangas Project").  The two exploration licenses for the Carangas Project are valid for five years and can be renewed upon expiry. An exploration license gives the holder the preferential right to request and enter into an Administrative Mining Contract ("AMC") with the Jurisdictional Mining Administrative Authority in Bolivia (Autoridad Jurisdiccional Administrativa Minera or "AJAM").

The Carangas Project is located within 50 km of the Bolivian border with Chile, approximately 180 km southwest of the city of Oruro. In line with many South American countries, Bolivia does not permit foreign entities to own property within 50 km of international borders (the "Restricted Area").  Property owners in the Restricted Area are, however, permitted to enter into mining association agreements, or joint ventures, with third parties, including foreign entities, for the development of mining activities under Bolivian Law No. 535 on Mining and Metallurgy (the "Mining Law").

The Carangas Project is comprised of two exploration licenses covering an area of 6.25 km2 and owned 100% by the Company's Bolivian joint venture partner. New Pacific has entered into a mining association agreement with the Bolivian partner (the "Joint Venture"), under which New Pacific is required to cover 100% of the future expenditures on exploration, mining, development, and production activities in return for 98% economic interest in the Carangas Project.  While the Company believes the Joint Venture is legally compliant with the Restricted Area requirements and the Mining Law, there is no assurance that the Company's Bolivian partner will be successful in obtaining the approval of AJAM to convert the two exploration licenses into an AMC.

A study of preliminary economic assessment has commenced in respect of the Silver Sand Property and is expected to be completed in 2021-2022, meanwhile continuing exploration will be carried out to boost potential resource base.

MINERAL PROPERTY

Current Technical Report

The current technical report for the Silver Sand Project  is the Amended and Restated Technical Report. The Amended and Restated Technical Report was prepared by Adrienne A Ross, P.Geo., Dinara Nussipakynova, P.Geo., Simeon Robinson, P.Geo., and Andrew Holloway, P.Eng., on behalf of AMC Consultants on behalf of the Company in accordance with the requirements of NI 43-101 for filing on SEDAR.

The disclosure set out below regarding the Silver Sand Project is based on, without material modification or revision, the disclosure in the Amended and Restated Technical Report unless otherwise indicated. The Amended and Restated Technical Report is available for review under the Company's SEDAR profile at www.sedar.com. The Amended and Restated Technical Report contains more detailed information and qualifications than are set out below and readers are encouraged to review the Amended and Restated Technical Report. This summary is subject to all of the assumptions, information and qualifications set forth therein. For greater certainty, the Amended and Restated Technical Report is not incorporated by reference herein.

The Amended and Restated Technical Report provides an initial Mineral Resource estimate on the Silver Sand property (the "Silver Sand Property"). The Company, through its wholly-owned subsidiaries, acquired exploration and mining rights over an aggregate area of approximately 60 square kilometres (km2) covering the Silver Sand deposit and its surrounding areas. The Silver Sand area has been intermittently mined for silver from narrow high-grade mineralized veins in the Cretaceous sandstone since early to mid-1500s.

Property Description, Location and Access

The Silver Sand Property is situated in the Colavi District of Potosí Department in southwestern Bolivia, 25 kilometres (km) north-east of Potosí city, the department capital. The approximate geographic center of the Property is 19°22' 4.97" S latitude and 65°31' 22.93" W longitude at an elevation of 4,072 metres (m) above sea level.

The Silver Sand Property is located approximately 30 km north-east of the Cerro Rico de Potosí silver and base metal mine, 46 km south-west of the city of Sucre, and 25 km north-west of city of Potosí. The Silver Sand Property is accessed from Sucre and Potosí by travelling along a paved highway to the community of Don Diego, and then north from Don Diego along a 27 km, maintained, all weather gravel road. Don Diego is accessed by driving 129 km to south-west from Sucre, or 29 km to the north east from Potosí along paved Highway 5.

Sucre has a population of 250,000 and is the constitutional capital of Bolivia and the capital city of Chuquisaca department (a department is the largest administrative division in Bolivia). Potosí has a population of 141,000 and is the capital city of Potosí department. Sucre is connected to major Bolivian cities and beyond by highways and commercial air flights. From Potosí, the Pan American highway provides access to La Paz, the capital city of Bolivia. Chilean port cities of Arica and Iquique can be accessed from Potosí via all-weather roads.

Exploration and mining rights in Bolivia are granted by the Ministry of Mines and Metallurgy through the Jurisdictional Mining Administrative Authority (Autoridad Jurisdiccional Administrativa Minera or "AJAM"). Under Mining and Metallurgy Law No. 535 (the "2014 Mining Law"), as modified by the Law No. 845 (the "2016 Mining Law", together with the 2014 Mining Law, the "New Mining Laws"), tenure is granted as either an Administrative Mining Contract ("AMC") or an exploration license. Tenure held under previous legislation was converted to Temporary Special Authorizations ("ATEs"), formerly known as "mining concessions", under the new Mining Laws. These ATEs are required to be consolidated to new 25-hectare sized cuadriculas (concessions) and converted to AMCs. AMCs created by conversion recognize existing rights of exploration and / or exploitation and development, including treatment, foundry refining, and / or trading.

AMCs have a fixed term of 30 years and can be extended for a further 30 years if certain conditions are met. Each contract requires ongoing work and the submission of plans to AJAM.

Exploration licenses are valid for a maximum of five years and provide the holder with the first right of refusal for an AMC.

In specific areas, mineral tenure is owned by the Bolivian state mining corporation, Corporación Minera de Bolivia ("COMIBOL"). In these areas development and production agreements can be obtained by entering into a Mining Production Contract ("MPC") with COMIBOL.

Depending on the nature and scope of the activities to be conducted, the operator may need specific licenses or dispensations from the environmental authorities under the Ministry of Environment and Water or the Departmental Governorships. This applies to projects that may require consultation with a population that could be affected by the project.

100% Owned New Pacific Tenure

The Company, through its three wholly-owned subsidiaries, Empresa Minera Alcira S.A. ("Alcira"), Empresa Jisas-Jardan SRL, and Empresa El Cateador SRL, collectively holds exploration and mining agreements over an approximate 60 km2 contiguous area. The total area under 100% control of the Company is 5.42 km2 after the claim consolidation and conversion procedures are complete. This process is completed for the Silver Sand south block, which hosts the Mineral Resource area. Table 1 summarizes the Silver Sand Property mineral tenure. The remaining area incorporates MPC claims consisting of 29 ATEs and 201 cuadriculas for a total area of about 57 km2 surrounding the Silver Sand Project core area. The AMC-covered and MPC-covered areas comprise the Silver Sand Property.

Table 1 Mineral Tenure controlled by New Pacific

Concession number	National registry	Name	Concession type	Size of original ATE (hectares)	Titleholder	Duration
4694	503‐01271	La Sombra	ATE	66		30 years
4695	503‐01275	San Marcos	ATE	16		30 years
4696	503‐02424	Evangelista	ATE	6		30 years
4697	503‐01276	El Carmen	ATE	35		30 years
4698	503‐02423	Escuadra	ATE	16		30 years
4699	503‐01270	Perfecta	ATE	3		30 years
4700	503‐01269	Reintegrante	ATE	10		30 years
4701	502‐01266	Félix	ATE	6		30 years
4702	503‐02425	Seis de Agosto	ATE	15	Empresa	30 years
4703	503‐01267	Olvidada	ATE	20	Minera Alcira	30 years
4704	503‐01268	Moria	ATE	37	S.A.	30 years
4705	503‐01272	El Rodero	ATE	10		30 years
4706	503‐02426	Kirigin	ATE	8		30 years
4707	503‐02427	San Antonio	ATE	8		30 years
4708	503‐02428	Nieves	ATE	8		30 years
4709	503‐01273	Londres	ATE	31		30 years
4710	503‐01274	Santa Micaela Bertha	ATE	20		30 years

13235	503-02753	Jisas	ATE	125	Empresa Jisas - Jardan SRL	30 years from signing AMC
13257	503-02734	Jardan	ATE	50		30 years from signing AMC
11313	503-03740	El Bronce	ATE	6	Empresa El Cateador SRL	30 years from signing AMC
20	Totals			496

Notes:

  There is no expiry date for the previously issued mineral permits in Bolivia.
  Once the ATEs are fully converted to AMCs, they will be valid for 30 years and can be extended for an additional 30 years.
  The size of claims listed in the table are the original ATE size. The size of claims can change during the conversion process to AMCs. The Amended and Restated Technical Report text refers to the AMC size.
  As of the date of the Amended and Restated Technical Report, the Quota Purchase agreement with the former shareholders of Cateador still needed to be registered with Registry of Commerce.

In accordance with the new Mining Laws, the Company (through Alcira) submitted all required documents for the consolidation and conversion of the original 17 concessions, which comprise the core of the Silver Sand Project, to cuadriculas and AMC to AJAM. Conversion was initially approved by AJAM in February 2018. On 6 January 2020, Alcira signed an AMC with AJAM pursuant to which the 17 ATEs were consolidated into one concession with an area of 3.1656 km2. As of the date of the Amended and Restated Technical Report, this AMC was yet to be registered with the mining register, notary process and published in the mining gazette.

Mining production contract

The Company, through Alcira, entered into an MPC with COMIBOL on 11 January 2019. The MPC covers 29 ATEs and 201 cuadriculas for a total area of about 57 km2 surrounding the Silver Sand Project core area. For COMIBOL to obtain mining rights over such areas, AJAM will have to grant them by way of AMCs in accordance with Bolivian mining laws. In addition, the MPC must be ratified by the Congress of Bolivia ("Congress") to be valid and enforceable.

Once the MPC has been ratified by Congress, the MPC with COMIBOL will be valid for 15 years which may be automatically renewed for an additional 15 year term and potentially, subject to submission of an acceptable work plan, for an additional 15 year term for a total of 45 years. According to the terms of the MPC, the Company has an investment commitment of US$6 million during the first five years of exploration. The Company will pay COMIBOL a 4% gross sales value if the mineral concessions covered by the MPC are commercially exploited at a future date.

Environmental permits

The Company has successfully obtained environment permits from local authorities to conduct mineral exploration and drilling activities in the mineral concessions fully owned by the Company and the MPC areas owned by COMIBOL. There are no known significant factors or risks that might affect access or title, or the right or ability to perform work on the Property, including permitting and environmental liabilities to which the project is subject.

Land holding costs

AJAM employs a special tax unit ("STU"), that is indexed to the "Unidad de Fomento a la Vivienda", to calculate the annual fee which mineral concession holders have to pay to the government. Depending on the type and size of mineral concessions, the number of STUs varies between 375 and 692 STUs per cuadricula. In 2019, each STU was equivalent to two Bolivianos. Note that the STU may change slightly year by year.

For the year 2019, the Company paid to the government the annual fees of 11,644 Bolivianos (US$1,687) for the 17 ATEs of the original Silver Sand concession, 6,468 Bolivianos (US$937) for the 7 cuadriculas of Jisas Jardan concessions, and 3,215 Bolivianos, (US$466) for 7 ATEs of the 29 ATEs covered by the MPC with COMIBOL. The Company does not have to pay any fees to the government for the remaining 22 ATEs owned by COMIBOL and covered by the MPC as the 22 ATEs are nationalized concessions. However, according to the terms of MPC, the Company will have to pay the annual fees to the government when COMIBOL is granted the 201 cuadriculas by AJAM. In addition, the Company will pay COMIBOL a management fee of US$10,000 per month for all the concessions covered by the MPC upon ratification.

Surface rights

As per the 2014 Mining Law, holders of mining rights may obtain surface rights through administrative agreements entered into with AJAM. In addition, surface rights may be obtained on third-party contract areas and by neighbouring properties by the following means: (i) agreement between parties; (ii) payment of compensation; and (iii) compliance with the regulations and procedures for authorization. Once surface rights are obtained, holders of mining rights may build treatment plants, dams and tailings, infrastructure and other infrastructure necessary to carry out mining activities. The Company has not yet obtained surface land rights.

Royalties and encumbrances

For the MPC, if commercial production commences, the Company will pay COMIBOL a 4% gross sales value of all minerals produced from the MPC areas.

AMCs are subject to the following royalties and duties:

(i) Mining royalty: The royalty is applicable to all mining actors and applies to the exploitation of mineral resources and non-renewable metals pursuant to the New Mining Laws. The royalty is established according to the status of the mineral (raw, refined, etc.), on whether the mineral will be exported, and international mineral prices. The royalty applicable to silver pre-concentrates, concentrates, complexes, precipitates, bullion or molten bar and refined ingot is as shown in Table 2.

Table 2 Royalty applicable to silver in MPC

Official silver price per troy ounce (US$)	Aliquot (%)
Greater than $8.00	6
From $4.00 to $8.00	0.75 * official silver price
Less than $4.00	3

(ii) Mining Patent: Is a requirement for the mining operator to continue holding mining rights over the mining area. Patents are calculated according to the size of the area under the exploration license or contract, as set out in the 2014 Mining Law. Failure to pay for the patents will trigger the loss of the underlying exploration or mining rights.

With the exception of political risk discussed in Section 14 of the Amended and Restated Technical Report and the need for final execution of some land agreements, AMC Consultants is not aware of other significant factors and risks which may affect access, title or right to perform work on the Silver Sand Property.

History

In 2009, Ningde Jungie Mining Industry Co. Ltd. ("NJ Mining") purchased Alcira, owner of the Silver Sand Project, from Empresa Minera Tirex Ltda, a private Bolivia mining company. The Company entered into an agreement to acquire Alcira from NJ Mining, pursuant to the terms announced on 10 April 2017. The acquisition was finalized on the 20 July 2017.

The Company subsequently acquired 100% interests of a local private company who owns the mineral rights of two additional concessions (Jisas and Jardan) in July 2018. No exploration work was completed on the two concessions.

In January 2019, an MPC was signed between Alcira and COMIBOL securing access to an additional 57 km2 of prospective property surrounding the original Silver Sand Project concessions.

In December 2019, the Company acquired 100% interests of Empresa El Cateador SRL, a local company which owns the mineral rights to a single ATE (El Bronce) located to the north of the Silver Sand Property. No exploration work was ever completed on this concession.

Mining activity has been carried out on the Silver Sand Property and adjacent areas by various operators intermittently since the early 16th century. There are widespread small mine workings and numerous abandoned miners' villages on the Silver Sand Property. Machacamarca, a historic silver mine on the Silver Sand Property, was mined from colonial times until the price declined in about 1890. Since then, local mining activities have focused on tin mineralization at the adjacent Colavi and Canutillos mines.

Historical mining activities on the Silver Sand Property mainly targeted high-grade vein structures.

Records of historical mine production are not available.

Despite the long history of mining on the Silver Sand Property and its adjacent areas, there has been little modern systematic exploration work recorded prior to 2009. The only documented exploration campaign was completed by NJ Mining between 2009 and 2015.

NJ Mining carried out a comprehensive exploration program across the Silver Sand Property. Exploration work comprised geological mapping, surface and underground sampling, trenching and drilling as shown in Table 3. All exploration samples were analyzed at NJ Mining's lab facilities near Potosí, Bolivia for silver and, in some cases, tin.

Table 3  Exploration work completed by NJ Mining from 2009 to 2015

Type of exploration	Work completed
1:5,000 geological mapping	3.15 km2
1:1,000 geological traverse surveying	7,272 m in 15 NE-SW exploration lines
Topographic survey	8 survey points
Mapping historic workings	208 m
Diamond core drilling and logging	2,334 m in 8 holes
Trenching	40 m
Reconnaissance mapping	292 points
Reconnaissance sampling	1,202 samples
Mineralogy and lithology identification	19 thin sections
Petrography study	9 thin sections
Channel sampling	1,628 m with 546 samples
Core sampling	504 samples
Specific gravity measurement	31 samples
QA/QC	215 samples

Six silicified mineralization zones (Zone I, II, III, IV, IX, and X) were defined from results of the previous exploration program. Zone I mineralization was defined over an area 1,500 m in length and up to 125 m in width.

There are no known historical estimates of Mineral Resources or Mineral Reserves at the Silver Sand Property.

Geological Setting, Mineralization and Deposit Types

The regional geological and tectonic framework of Bolivia can be divided into six geotectonic belts. From east to west these comprise: the Precambrian Shield, the Chaco-Beni Plains, the Subandean Zone, the Eastern Cordillera, the Altiplano, and the Western Cordillera.

The Bolivian Central Andes is characterized by a diverse series of deposits and metallogenic belts. These include the Miocene to Pliocene red-bed copper deposits, epithermal Ag-Au-Pb-Zn-Cu deposits in the Altiplano and Western Cordillera, the Mesozoic and Cenozoic tin belt, the Paleozoic gold antimony belt and the lead-zinc belt in the Eastern Cordillera.

The Bolivian Tin Belt is a 900 km long, north-west to north-south trending belt containing significant deposits of tin, silver and tungsten related to orogenic and magmatic processes which occurred between the late Paleozoic and late Tertiary. Pluton related Sb-W mineralization occurs within Triassic-Jurassic and Miocene aged rocks in the northern portion of the belt. Pluton related Sn-W and volcanic rock associated Sn-Ag-Pb-Zn mineralization occur within Miocene to Pliocene aged rocks in the central and southern portion of the belt.

The Silver Sand Property is located in the south section of the polymetallic tin belt in the Eastern Cordillera of the Central Andes, Bolivia. Evidence of historical mining activities such as abandoned mining adits and mining villages can be seen across the Property. Four of these geotectonic belts form part of the Central Andes and are discussed in more detail in the Amended and Restated Technical Report.

Bedrock in the Silver Sand Property area mainly consists of weakly deformed Cretaceous continental sandstone, siltstone, and mudstone and strongly deformed Paleozoic marine sedimentary rocks. The Cretaceous sedimentary sequence forms an open syncline which plunges gently north-northwest and is bound to the southwest and northeast by northwest trending faults.

The dominant Cretaceous sedimentary sequence within the Silver Sand Property is divided into the lower La Puerta Formation and the upper Tarapaya Formation. The La Puerta Formation consists of sandstones and unconformably overlies the highly folded Paleozoic marine sedimentary rocks. The Tarapaya Formation conformably overlies the La Puerta sandstones in the central part of the Property and comprises siltstones and mudstones intercalated with minor sandstone.

Both the Cretaceous and Paleozoic sedimentary sequences are intruded by numerous small Miocene subvolcanic dacitic porphyry intrusions.

Silver mineralization is hosted by faults, fractures, fissures, and crackle breccia zones in the Cretaceous La Puerta brittle sandstone and porphyritic dacitic dikes, laccolith, and stocks. In the mineralized sandstone, open spaces are filled with silver-containing sulphosalts and sulphides in forms of sheeted veins, stockworks, and veinlets, as well as breccia fillings and minor disseminations. Most silver mineralization in the Silver Sand Property is structurally controlled with secondary rheological controls. The intensity of mineralization is dependent on the density of various mineralized vein structures developed in the brittle host rocks.

The most common silver-bearing minerals include freibergite, miargyrite, polybasite, bournonite, andorite and boulangerite. The mineralized zones have been irregularly oxidized which in areas can result in significant mixed oxide and sulphide zones due to the strong local influence of sub-vertical fractures. Oxide minerals are dominated by jarosite, goethite and minor hematite resulting pervasive staining within sandstones, and pseudomorphing of sulphide minerals within veins.

A total of ten mineralized prospects have been identified across the Silver Sand Property to date. These include the Silver Sand deposit and the El Fuerte, Snake Hole, North Plain, San Antonio, Esperanza, Jisas, El Bronce, Mascota, and Aullagas occurrences. Silver Sand and Snake Hole have been defined or tested by drilling. The other eight prospects have been defined by rock chip and grab sampling of ancient and more recent artisanal mine workings and dumps.

Four mineralization types have been recognized in the Silver Sand Property, including (1) sandstone-hosted silver mineralization, (2) dacitic porphyry-hosted silver mineralization, (3) hydrothermal breccia-hosted silver mineralization, and (4) manto-type tin and base metal mineralization. The first three mineralization types are considered to have been developed in an epithermal environment during the late stage of the Cenozoic orogenic movement in the Eastern Cordillera. They are typical of the Bolivian polymetallic vein-type deposits represented by the giant Cerro Rico de Potosí silver mine in Potosí. The manto-type tin and base metal mineralization was formed by metosomatic replacement associated with a mesothermal environment during the early stage of the Cenozoic orogenic event.

Exploration

Before the acquisition of the Silver Sand Property by the Company in 2017, the previous owner drilled eight diamond drillholes for a total of 2,334m of HQ size core between 2012 and 2015 at the Silver Sand deposit, within the core area of the Silver Sand Property. Limited surface and underground sampling were also conducted by the previous owner. Since October 2017, the Company has carried out an extensive property-scale reconnaissance investigation program by surface and underground sampling of the mineralization outcrops and the accessible ancient underground mine works across the Silver Sand Property. A total of 904 rock chip samples were collected from 19 separate outcrops by the Company since 2017. Continuous chip samples were collected at 1.5m intervals along lines roughly perpendicular to the strike direction of the mineralization zones. Sample lines covered a total length of 1,340m. Most of the sampled outcrops are located above or near old mine works.

The Company has also mapped and sampled 42 historical mine workings comprising 4,912m of mine tunnel. A total of 964 continuous chip samples have been collected at 1m intervals along walls of available tunnels that cut across the mineralized zones. Mine dumps from historical mining activities are scattered across a significant portion of the Property. The Company has collected a total of 1,339 grab samples from historical mine dumps. The majority of samples collected were remnants of high-grade narrow veins extracted from underground mining activity. Of the 1,339 samples collected from historical mine dumps to date, 572 samples (43%) returned assay results between 32 and 3,290 grams per ton ("g/t") silver ("Ag") with an average grade of 190 g/t Ag. Assay results of underground chip samples and surface mine dump grab samples show that silver mineralization widely occurs in the wall rocks of the previously mined-out high-grade veins in the abandoned ancient underground mining works.

Exploration results collected to date show comparable average grades between the underground chip samples and the grab samples from historical waste dumps. Surface rock chip sample grades are consistently lower. The significant difference of silver grades between underground and surface chip samples may be the result of oxidation and leaching of silver sulphides and sulphosalts from the host rocks.

Drilling

From October 2017 to December 2019, the Company conducted intensive diamond drilling programs over the Silver Sand Project core area to define the spatial extension of the mineralization. It drilled 386 HQ diamond holes for a total metreage of 97,610m in the core area of the Silver Sand Property. Holes were first drilled at 50m-by-50m grid to delineate the spatial extensions of the major mineralized zones defined by surface and underground sampling. Later drilling, on a nominal 25m-by-25m grid, infilled defined areas of mineralization.

All holes were drilled from the surface. Drillholes were drilled up to 545m deep at inclinations between -45° and -80° towards azimuths of 060° (~NE) and 220° (~SW) to intercept the principal trend of mineralized vein structures.

The drilling programs have covered an area of approximately 1,600m long in the north-south direction and 800m wide in the east-west direction and have defined silver mineralization at the Silver Sand deposit over an oblique strike length of 2km, a collective width of 650m and to a depth of 250m below surface.

Drill coring was completed using conventional HQ (64 mm diameter) equipment and 3m drill rods. Core recovery from the Company's drill programs varies between 0% (voids and overburden) and 100%, averaging 97%. More than 92% of core intervals have a core recovery of greater than 95%. Drill core containing visible mineralization is wrapped in paper to minimize damage during transport.

Drill programs completed between October 2017 and December 2019 have defined silver mineralization at the Silver Sand deposit over an oblique strike length of 2 km, a collective width of 650 m and to a depth of 250 m below surface. Silver mineralization occurs predominantly associated with sheeted veins, stockworks and veinlets within altered La Puerta sandstone. Within the core of the system, where vein intensity is greatest, mineralized zones are relatively continuous along strike and to depth, reaching thicknesses of up to 300 m. The core portion of the system shows strong continuity. Mineralization outside of the core occurs as discontinuous pods and lenses often only multiple metres thick.

As of 16 January 2020, assay results for 19 of 24 drillholes were received by the Company. Fifteen of 19 drillholes contain significant, structurally controlled, sandstone hosted silver mineralization. Silver mineralization occurs as coarse silver sulphosalts (freibergite) which is hosted in fractures of bleached sandstones associated with disseminated pyrite. The grade and thickness of mineralization appears to increase towards the north.

At this time there are no known drilling, sampling or recovery factors that could impact the accuracy and reliability of the results. Due to fine-grained mineralization occurring on fractures, there is the possibility of loss of mineralization during the drilling, transportation and core handling processes, which may lead underestimation of the grade. This is further supported in Sections 11 and 13 of the Amended and Restated Technical Report.

AMC recommends that the Company consider drilling twin holes using triple tube diamond core or RC drilling to evaluate whether loss of vein material is also occurring during drilling and sampling processes.

Sampling, Analysis and Data Verification

The Company has developed and implemented good standard procedures for sample preparation, analytical, and security protocols. The Company manages all aspects of sampling from the collection of samples to sample delivery to the laboratory. All samples are stored and processed at the Company's Betanzos facility located approximately 1.5 hours drive from the Silver Sand deposit. This facility is surrounded by a brick wall, has a locked gate and is monitored by video surveillance and security guard 24 hours a day, seven days a week. Within the facility, there are separate and locked areas for core logging, sampling, and storage.

Core, chip, and grab samples are shipped in securely sealed bags to ALS Global ("ALS") - an independent commercial laboratory specializing in analytical geochemistry services -  in Oruro, Bolivia for preparation. At the preparation lab, samples are processed using the following procedures: (1) crush to 70% less than 2mm; (2) riffle split off 250 grams; and (3) pulverize split to better than 85% passing a 75-micron sieve. The pulverized pulps are shipped to ALS Global in Lima, Peru for geochemical analysis. Sample analysis in 2017 and 2018 comprised an aqua regia digest followed by Inductively Coupled Plasma ("ICP") Atomic Emission Spectroscopy analysis of silver, lead, and zinc (ALS code OG46). Assay results greater than 1,500g/t Ag were sent for fire assay and gravimetric finish analysis. The Company changed its analysis protocol in 2019 to include systematic multielement analysis. All samples were sent for an initial 51 element ICP mass spectroscopy analysis (ALS code ME-MS41) with over limit procedures in place.

Drill programs completed on the Silver Sand Property between 2017 and 2019 have included Quality Assurance / Quality Control ("QA/QC") monitoring programs which have incorporated the insertion of certified reference materials ("CRMs"), blanks, and duplicates into the sample streams, and umpire (check) assays at a separate laboratory. AMC Consultants has compiled and reviewed the available QA/QC data for 345 drillholes where assays have been received. The Company has included CRMs, blank, and coarse reject umpire (check) assays as part of routine analysis at slightly less than the preferred rates of 5%. Field duplicate samples consisting of quarter core have also been included but comprise less than 1% of all samples.

The Company has used four different CRMs throughout the project history. Three CRMs were used in the 2019 program, which monitored the approximate cut-off grade and grades below and above the average grade. In previous years, CRMs did not monitor the cut-off grade. CRMs generally show reasonable analytical accuracy; however, two of the four CRMs do not perform within certified control limits, with an excessive number of failures. AMC Consultants postulates that poor CRM performance may be due to the CRMs being certified using a four-acid digest but analyzed using aqua-regia. AMC Consultants recommends that follow up work be completed prior to further use of these CRMs. Blank sample results are considered acceptable and show that no significant contamination has occurred during sample preparation and analysis. Quarter core field duplicate samples show sub-optimal performance which suggest that mineralization is heterogeneous, that sample errors are occurring during the sampling process, or a combination of both factors. Duplicate samples are biased on average 11% lower than the original sample. AMC Consultants speculates that the friable nature of silver sulphosalts may result in sample loss during the core cutting and sampling process, resulting in progressive decrease in sample grade with each successive stage of processing, and an overall net underestimation of metal. AMC Consultants recommends that this be investigated. Umpire (check) coarse reject samples have been sent to a third-party laboratory to confirm the accuracy of the primary laboratory. Umpire assay results show sub-optimal precision however this may be in part due to additional sub-sampling variance incurred during sampling of the coarse rejects. AMC Consultants recommends future umpire samples be sent as pulp samples.

The Qualified Person ("QP") who prepared this portion of the Amended and Restated Technical Report considers sample preparation, analytical and security protocols employed by the Company to be acceptable. The QP has reviewed the QA/QC procedures used by the Company including CRMs, blank, duplicate and umpire data and has made some recommendations. The QP does not consider these to have a material impact on the Mineral Resource estimate and considers the assay database to be adequate for Mineral Resource estimation.

The QP completed a site visit to the Project between 8 - 11 August 2019, and during the inspection the following activities were carried out:

• Review of field site of Silver Sand Project.

• Review of drilling and core processing procedures.

• Review of New Pacific QA/QC procedures.

• Review of randomly selected core from two drillholes (DSS422501 and DSS522506).

• Inspected the core processing facility and core storage in Betanzos.

• Held discussions with several staff on site.

• Held discussions on database management procedures.

• Observed two operating drill rigs.

• Reviewed the drill management process adopted by New Pacific.

After the site visit, the QP undertook random cross-checks of assay results in the database with original assay results on the assay certificates returned from ALS (Bolivia) and Actlabs Skyline (Peru) - an independent geochemical laboratory certified according to ISO 9001:215. This verification consisted of comparing 3,616 of the 58,420 assay results in the database to those in the certificates. This is approximately 6.2% of the total samples. One typing error was detected. The QP also undertook a random cross check of the original collar and survey measurements for 18 drillholes and compared them to the database. This represented 5.5% of the total drillholes. No errors were detected.

The QP considers the database fit-for-purpose and in the QP's opinion, the geological data provided by the Company for the purposes of Mineral Resource estimation were collected in line with industry best practice as defined in the CIM Exploration Best Practice Guidelines and the CIM Mineral Resource, Mineral Reserve Best Practice Guidelines. As such, the data are adequate for use in the estimation of Mineral Resources.

Mineral Processing and Metallurgical Testing

A metallurgical testwork program started in 2018 examined several metallurgical composites of Oxide, Transition, and Sulphide mineralization from two areas of the Silver Sand deposit. The composites were prepared from samples of available half-core. A geometallurgical sampling approach was used and was designed to highlight the effect of differences in silver grade, degree of oxidation, and lithology.

Four independent geometallurgical testwork programs (mineral characterization, comminution, froth flotation, and cyanide leaching) were carried out on the different metallurgical composites. Six metallurgical domains were identified for the flotation and leaching testwork and six geological domains were branded for the comminution work. Comminution, flotation, and leaching programs were completed by SGS Mineral Services in Lima, Peru, while the mineral characterization work was completed by the Research Center for Mining and Metallurgy and Oruro Technical University both in Bolivia.

The results of the testwork suggest that the mineralized materials from the Silver Sand Project would be amenable to processing using conventional flotation or large-scale whole ore cyanidation at atmospheric pressure. This preliminary metallurgical testing program has demonstrated that good silver extraction rates are possible using these simple extraction methods and that further improvements and refinements should be possible in future programs after fine-tuning the various test parameters. Highlights of the completed test program are as follows:

• Composite samples of Sulphide, Transition, and Oxide mineralization were submitted for laboratory-scale rougher-scavenger flotation testing and this achieved up to 96.0%, 86.8%, and 92.0% silver recovery respectively.

• Composite samples of Sulphide, Transition, and Oxide mineralization were submitted for bottle roll cyanidation testing and this achieved up to 96.7%, 97.0%, and 96.3% silver extraction respectively.

• Samples of oxide mineralization were submitted for coarse column leach cyanidation testing and this achieved up to 88.3% silver extraction.

• High recoveries achieved during cyanidation tests indicate that silver-bearing minerals within the sulphide and transition composite samples tested can be considered non-refractory in nature.

• Composite samples were found to be mostly in the soft to medium grindability range with low to medium values of Abrasion Index.

Mineral Resource and Mineral Reserve Estimate

Mineral Resources

The Mineral Resource estimate was completed using 330 drillholes on the Silver Sand Property comprising 85,391m of diamond core and 58,420 assays. Grade interpolation was completed using ordinary kriging. Silver, lead, zinc, gallium, and indium were estimated but only silver is reported below as metallurgical work has yet to be done on the other metals.

The mineralization domain was built by the Company using Leapfrog Geo 4.0 software. The mineralization domain was reviewed and accepted by the QP who prepared this portion of the Amended and Restated Technical Report with some changes, including separating the domain into two areas based on vein orientation. The QP estimated into these domains and also estimated a background block model that was combined with the domain mineralization to form the final block model. The Company performed 4,033 density measurements on the core drilled on the Property. As the mineralization is hosted in one rock type, after reviewing the density data, the QP assigned two density measurements to the block model based on the mean density inside and outside of the mineralized domains. The mineralized sandstone was assigned a bulk density of 2.54 tons per cubic metre (t/m3) and the unmineralized sandstone was assigned a bulk density of 2.50 t/m3.

The pit-constrained Mineral Resources are reported for blocks above a conceptual pit shell based on a US$18.70/ounce silver price and within the AMC claim boundary. Pit optimization allowed minor waste to extend outside the Company's 100% owned claim boundary to the NE and SW. The cut-off applied for reporting the pit-constrained Mineral Resources is 45 g/t Ag. Assumptions made to derive a cut-off grade included mining costs, processing costs and recoveries, and were obtained from comparable industry situations. The model is depleted for historical mining activities.

The Mineral Resource for the Silver Sand deposit has been estimated by Ms Dinara Nussipakynova, P.Geo., Principal Geologist of AMC Consultants, who takes responsibility for the estimate. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Table 5 Conceptual pit-constrained Mineral Resource as of 31 December 2019

Resource category	Tonnes (Mt)	Ag (g/t)	Ag (Moz)
Measured	8.4	159	43.05
Indicated	26.99	130	112.81
Measured & Indicated	35.39	137	155.86
Inferred	9.84	112	35.55

Source: AMC Mining Consultants (Canada) Ltd.

Notes:

  CIM Definition Standards (2014) were used for reporting the Mineral Resources.
  The QP is Dinara Nussipakynova, P.Geo. of AMC Consultants.
  Mineral Resources are constrained by an optimized pit shell developed at a metal price of US$18.70/oz Ag and recovery of 90% Ag (cost and other assumptions shown in Table 6 below).
  Cut-off grade is 45 g/t Ag.
  Mineral Resources are reported inside the AMC claim boundary.
  Pit optimization allows waste to extend outside the claim to the NE and SW.
  Mineral resources that are not mineral reserves do not have demonstrated economic viability.
  Drilling results up to 31 December 2019.
  The numbers may not compute exactly due to rounding.

Table 6 Cut-off grade and conceptual pit parameters

Input	Units	Value
Silver Price	US$/oz Ag	18.70
Silver process recovery	%	90
Payable silver	%	97
Dilution factor	%	10
Mining recovery factor	%	100
Mining cost	US$/t mined	2.00
Process cost	US$/t minable material > COG	10.00
G&A cost	US$/t minable material > COG	2.00
Slope angle	degrees	45

Source: AMC Mining Consultants (Canada) Ltd.

Notes:

  Sustaining capital cost has not been included.
  Measured, Indicated and Inferred Mineral Resources included.

The QP is not aware of any known environmental, permitting, legal, taxation, socioeconomic, marketing, or other similar factors that could materially affect the stated Mineral Resource estimates. Regarding title, the QP is aware that the ATEs, where the Mineral Resource is located, were, as of the date of the Amended and Restated Technical Report in the process of being consolidated and converted into one concession. An AMC with AJAM has been signed but is yet to be registered with the mining register, notarized, and published in the mining gazette. AMC Consultants sees no reason for these final conversion steps not to occur. Regarding political risk, during previous elections in Bolivia, civil unrest across the country resulted in road blockages, including blockages of the roads leading to the Silver Sand Property, and strikes by local groups. In the past, former political leaders have caused Bolivia to nationalize privately owned mines. Globally mining laws are subject to change from time to time.

Mineral Reserves

There are neither historical nor current Mineral Reserves on the Property.

Exploration, Development, and Production

There are no mining or metal recovery operations underway by the Company or the prior owner at the Silver Sand Property. There are a few local contract miners conducting underground, small-scale, artisanal mining intermittently on the Silver Sand Property. Evidence of historic mining, commencing in Spanish Colonial times, is demonstrated by numerous adits, declines, pits and drifts, rail tracks, and small-scale dumps scattered around the Silver Sand Property. There are no known records of past production from these activities.

Conclusions

Silver mineralization at the Silver Sand Property occurs in ten areas: Silver Sand, El Fuerte, Snake Hole, North Plain, San Antonio, Esperanza, Jisas, El Bronce, Mascota, and Aullagas. The mineralization identified in the Silver Sand Property belongs to the Bolivian polymetallic vein-type deposits represented by the giant Cerro Rico de Potosí silver mine in Potosí.

The Silver Sand deposit is defined by exploration drilling and has a conceptual pit-constrained Mineral Resource using a 45 g/t Ag cut-off of Measured and Indicated Resources of 35.39 million tonnes grading 137 g/t silver; and Inferred Mineral Resource of 9.84 million tonnes grading 112 g/t silver. Ms Dinara Nussipakynova, P.Geo. of AMC Consultants takes responsibility for these estimates.

Logging, mapping, sampling, and analyzing procedures of the Company's on-going exploration programs follow common industry practice. Results of QA/QC programs are deemed acceptable by the QP. The results of a preliminary metallurgical test program suggest that the mineralized materials from the Silver Sand Property would be amenable to processing using conventional flotation or whole ore cyanidation at atmospheric pressure at a large scale.

Risks and opportunities relating to this project are discussed below.

Risks

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is a degree of uncertainty attributable to the estimation of Mineral Resources. Until Mineral Resources are actually mined and processed, the quantity of mineralization and grades must be considered as estimates only. The QP notes that the current Mineral Resource is constrained within a conceptual open pit that allows minor waste, but not mineralization, to extend onto the MPC area. Constraining both the waste and mineralization to the AMC ground reduces the contained silver ounces in the Measured and Indicated category from 155.9 Moz to 142.2 Moz and in the Inferred category from 35.6 Moz to 27.4 Moz. Engineering, geotechnical and hydrogeological studies, at a sufficient level to convert Mineral Resources to Mineral Reserves, are necessary before the impact of these risks and uncertainties to the project's potential economic viability can be reasonably quantified. Operating in South America can be associated with political risk. In the past, former political leaders have caused Bolivia to nationalize privately owned mines. Global mining laws are subject to change from time to time.

Opportunities

Potential opportunities for the Silver Sand Project include:

• The current Mineral Resource is constrained within an open pit that allows waste, but not mineralization, to extend onto the MPC area. Extending the pit to allow for the extraction of both waste and mineralization in the MPC area increases the contained silver ounces in the Measured and Inferred category from 155.9 Moz to 170.3 Moz and in the Inferred category from 35.6 Moz to 49.7 Moz.

• Expansion and upgrading of the Silver Sand deposit through additional drilling.

• Significant exploration potential within an emerging silver district, which contains numerous showings and evidence of silver-rich, polymetallic mineralization including historic workings.

For additional information on the Silver Sand Project, refer to the Amended and Restated Technical Report.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Company, on a consolidated basis since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus.

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the Company's share and loan capitalization that will result from the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

General

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds for general working capital purposes, for expansion of existing operations including exploration and acquisitions, and for one or more other general corporate purposes including to complete corporate acquisitions, to, directly or indirectly, finance future growth opportunities and to repay existing or future indebtedness. More detailed information regarding the use of proceeds and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities. Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company's actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement. The Company will not receive any proceeds from the sale of Securities by any Selling Securityholder.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

Use of Proceeds from Past Offerings

Set out below is a summary of the use of proceeds from the past offerings conducted by the Company identified below.

 June 9, 2020 BMO Bought Deal Financing

Pursuant to a bought-deal financing with BMO Nesbitt Burns Inc. ("BMO") pursuant to a short form prospectus dated June 3, 2020 (the "June 2020 Financing"), the Company raised total net proceeds of $23,123,948. Set out below are the Company's expected use of proceeds from the June 2020 Financing, the actual use of proceeds from June 9, 2021 (the closing date of the June 2020 Financing) to June 24, 2021 and an explanation of the variance.

Planned Use of Proceeds	Planned Use of Proceeds	Actual Use of Proceeds	Amount of Variance and Explanation of Variance
2020-2021 Exploration Program for Silver Sand Project
Drilling of 26,000 meters	$4,300,000	$ -	($4,300,000) Planned drilling program was postponed to the second half of 2021 due to COVID-19 pandemic.
Assaying and sampling of 21,000 samples	$1,400,000	$59,595	($1,340,405) Planned drilling program was postponed to the second half of 2021 due to COVID-19 pandemic.
Other field operation expenditures	$2,100,000	$2,052,468	($47,532)
Advanced studies (Preliminary Economic Assessment and Environmental Baseline Study)	$1,400,000	$555,192	($844,808) Preliminary Economic Assessment study was commenced according to plan and was on budget. Environmental baseline study ($850,000 budgeted) was postponed due to COVID-19 pandemic.
Community relations and social studies	$600,000	$158,958	($441,042)

			Actual use of proceeds was mainly donations of medical and living supplies to local communities. Planned community programs and socio-economic baseline study was postponed due to COVID-19 pandemic.
Exploration camp construction	$5,000,000	$70,589	($4,929,411) Camp design completed. Construction is expected to commence in second half of 2021.
Subtotal for the 2020-2021 Exploration Program for Silver Sand Project	$14,800,000	$2,896,803	($11,903,197)
2020-2021 Exploration Program for Other Regions and Projects in Bolivia
Drilling of 34,000 meters	$5,750,000	$ -	($5,750,000) Grab sample assay performed for various existing regional projects and other prospects. 5,000 meter drill program for Carangas Project expected to commence in second half of 2021.
Assaying and sampling of 34,000 samples	$2,250,000	$280,405	($1,969,595) Grab sample assay performed for various existing regional projects and other prospects. 5,000 meter drill program for Carangas Project expected to commence in second half of 2021.
Other field operating expenditures	$323,948	$1,615,636	$1,291,688

			Funds not spent from other categories were allocated to field operating expenditures such as camp, exploration and management services related to Silverstrike Project, Carangas Project, and other regional exploration activities.
Subtotal for other exploration programs	$8,323,948	$ 1,896,040	($6,427,908)

TOTAL	$23,123,948	$4,792,843	($18,331,105) Unused funds of $18.3 million formed part of the Company's cash balance of approximately $58 million as of June 24, 2021.

 October 25, 2019 BMO Bought Deal Financing

Pursuant to a bought-deal financing with BMO pursuant to a short form prospectus dated October 21, 2019 (the "October 2019 Financing"), the Company raised total net proceeds of $15,833,533. Set out below are the Company's expected use of proceeds from the October 2019 Financing, the actual use of proceeds from October 25, 2019 (the closing date of the October 2019 Financing) to June 24, 2021 and an explanation of the variance.

Planned Use of Proceeds	Planned Use of Proceeds	Actual Use of Proceeds	Amount of Variance and Explanation of Variance
2019 Drill Program for the Silver Sand Project
Drilling of 55,000 meters	$8,167,000	$6,846,368	($1,320,632) 42,604 meters of drilling completed. Less than planned work but sufficient for inaugural NI 43-101 report.
Assaying and sampling of 53,854 samples	$2,655,000	$2,445,780	($209,220) 34,563 assay samples tested. Quantity was less than planned but testing procedures per sample were more extensive than planned to achieve more comprehensive results for NI 43-101 purposes.
Equipment	$697,000	$342,368	($354,632) Less equipment was used than planned.
Site expenses	$414,000	$323,991	($90,009) Less work was involved than planned.
Community relations	$148,000	$37,463	($110,537) Some planned programs such as building soccer fields etc. were postponed and are expected to commence in second half of 2021.
Concession renewal	$2,000	$1,926	($74)
Metalurgical testing	$270,000	$269,893	($107)
Technical report	$338,000	$248,760	($89,240) Slightly less than budgeted amount.
Overhead office costs	$3,055,000	$3,010,324	($44,676)

TOTAL	$15,746,000	$13,526,874	($2,219,126) Unused funds of $2.1 million formed part of the Company's cash balance of approximately $58 million as of June 24, 2021.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering (each, a "Secondary Offering") by one or more Selling Securityholders.

The terms under which Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her, them or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her, them or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The Company or any Selling Securityholder may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. The Company or any Selling Securityholder may sell Securities with an aggregate total offering price of up to US$200,000,000 (or the equivalent thereof in Canadian dollars or any other currencies).

The Company or any Selling Securityholder may sell the Securities, separately or together, to or through underwriters, dealers or agents, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company or any Selling Securityholder from the sale of the Securities. Any initial offering price and discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including in transactions that are deemed to be "at-the-market distributions" as defined in NI 44-102, including sales made directly on the TSX, NYSE American or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution of the applicable Securities. If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company or any Selling Securityholder.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an "at-the-market distribution", the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter of an "at-the-market distribution" and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See "Risk Factors".

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The Company is authorized to issue an unlimited amount of Common Shares, without par value, of which, as of July 13, 2021, 154,453,763 are issued and outstanding. There are also options outstanding to purchase up to 3,115,832 Common Shares and 792,400 Restricted Share Units outstanding as of July 13, 2021. Holders of Common Shares are entitled to one vote per Common Share at all meetings of the Company's shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Preferred Shares

The Company is not currently authorized to issue Preferred Shares. The board of directors of the Company (the "Board") may determine to designate and create shares of another class or series of shares, including as Preferred Shares. The Board may fix, before the issuance thereof, the number of Preferred Shares of each series, the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series, including, without limitation, any voting rights, any right to receive dividends (which may be cumulative or non‐cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms and conditions of redemption or retraction, any exchange or conversion rights, and any rights on the liquidation, dissolution or winding‐up of the Company, any sinking fund or other provisions.

The Preferred Shares of each series may, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares. If any amount of cumulative dividends (whether or not declared) or declared non‐cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the Preferred Shares of any series is not paid in full, the Preferred Shares of such series shall participate rateably with the Preferred Shares of every other series in respect of all such dividends and amounts.

The particular terms and provisions of a series of Preferred Shares offered pursuant to an accompanying Prospectus Supplement will be described in the applicable Prospectus Supplement. One or more series of Preferred Shares may be sold separately or together with other Securities under this Prospectus, or on conversion or exchange of any such Securities.

Description of Debt Securities

As of the date of this Prospectus, the Company has no Debt Securities outstanding. The Company may issue Debt Securities, separately or together, with Common Shares, Preferred Shares, Warrants, Subscription Receipts or any combination thereof, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the "Debt Indenture") to be entered into between the Company and one or more trustees (the "Trustee") that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Debt Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Debt Indenture to be entered into has been or will be filed with the SEC as an exhibit to the Registration Statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Debt Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Debt Indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Debt Indenture. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

  the specific designation of the Debt Securities;

  any limit on the aggregate principal amount of the Debt Securities;

  the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

  the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

  the terms and conditions under which the Company may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

  the terms and conditions upon which the Company may redeem the Debt Securities, in whole or in part, at its option;

  the covenants applicable to the Debt Securities;

  the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

  the extent and manner, if any, to which payment on or in respect of the Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

  whether the Securities will be secured or unsecured;

  whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

  whether the Debt Securities will be issuable in the form of registered global securities ("Global Securities"), and, if so, the identity of the depositary for such registered Global Securities;

  the denominations in which registered Debt Securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000, and the denominations in which bearer Debt Securities will be issuable, if other than US$5,000;

  each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

  if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

  material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

  any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If the Company denominates the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, the Company will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable Prospectus Supplement. Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment. To the extent any Debt Securities are convertible into Common Shares or other securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

Warrants

The following description sets forth certain general terms and provisions of Warrants that may be issued hereunder and is not intended to be complete. The Warrants may be offered separately or together with other Securities, as the case may be. Warrants may be issued at various times under one or more warrant agreements or warrant indentures to be entered into by the Company and one or more banks or trust companies acting as warrant agent.

The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable warrant indenture, if any. Potential purchasers of Warrants should refer to the warrant indenture, if any, relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture, if any, relating to an offering or Warrants will be filed by the Company with the securities regulatory authorities in applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

  the designation and aggregate number of Warrants;

  the price at which the Warrants will be offered;

  the designation, number and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

  the date on which the right to exercise the Warrants will commence and the date on which the right will expire, including any "early termination" or acceleration provisions;

  the exercise price of the Warrants;

  if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

  any minimum or maximum amount of Warrants that may be exercised at any one time;

  any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

  whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  provisions as to modification, amendment or variation of the warrant indenture or any rights or terms of such Warrants, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares or other Securities into which the Warrants are exercisable, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company's assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

  whether the Company will apply to list the Warrants on any securities exchange;

  the material United States and Canadian federal income tax consequences of owning the Warrants; and

  any other material terms and conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities underlying the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, in the manner set forth in the applicable indenture(s) or certificates, including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

Units

The following description sets forth certain general terms and provisions of the Units that may be issued hereunder and is not intended to be complete. Units may be issued at various times comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security composing such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit). The Units may be offered separately or together with other Securities, as the case may be.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

  the designation and aggregate number of Units;

  the price at which the Units will be offered;

  the designation and terms of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

  whether the Units will be issued in fully registered or global form;

  whether the Company will apply to list the Units on any securities exchange;

  the material United States and Canadian federal income tax consequences of owning the Units, including how the purchase price paid will be allocated among the Securities comprising the Units; and

  any other material terms and conditions of the Units.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Company and an escrow agent (the "Escrow Agent") that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by the Escrow Agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). If underwriters, dealers or agents are used in the sale of any Subscription Receipts, one or more of such underwriters, dealers or agents may also be a party to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriter, dealer or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. Purchasers of Subscription Receipts should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts will be filed by the Company with the securities regulatory authorities in the applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

  the designation and aggregate number of the Subscription Receipts being offered;

  the price at which the Subscription Receipts will be offered;

  the designation, number and terms of Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof to be received by the holders of the Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

  the identity of the Escrow Agent;

  the conditions (the "Release Conditions") that must be met in order for holders of the Subscription Receipts to receive, for no additional consideration, Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof;

  the procedures for the issuance and delivery of Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof to holders of the Subscription Receipts upon satisfaction of the Release Conditions;

  whether any payments will be made to holders of the Subscription Receipts upon delivery of Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of the Subscription Receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters, dealers or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters, dealers or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

  procedures for the refund by the Escrow Agent to holders of the Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

  any contractual right of rescission to be granted to initial purchasers of the Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

  any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

  if the Subscription Receipts are issued as a Unit with another Security, the date, if any, on and after which the Subscription Receipts and the other Security will be separately transferable;

  whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

  whether the Company will issue the Subscription Receipts as bearer securities, as registered securities or both;

  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of Common Shares, Preferred Shares, Debt Securities, Warrants or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company's assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

  whether the Company will apply to list the Subscription Receipts on any securities exchange;

  the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

  any other material terms and conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Preferred Shares, Debt Securities, Warrants, Units or any combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters, dealers or agents, a portion of the Escrowed Funds may be released to such underwriters, dealers or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of votes of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided as required by applicable securities laws in the applicable Prospectus Supplement(s) with respect to the issuance pursuant to this Prospectus of Preferred Shares or Debt Securities having a maturity in excess of one year pursuant to such Prospectus Supplement.

PRIOR SALES

A description of prior sales of the Securities will be provided as required in each Prospectus Supplement to this Prospectus.

MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSX in Canada under the symbol "NUAG" and are listed on the NYSE American in the United States under the symbol "NEWP". Trading price and volume of the Common Shares will be provided as required in each Prospectus Supplement to this Prospectus.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained in and incorporated by reference into this Prospectus and any applicable Prospectus Supplement relating to a specific offering of Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Company's most recent annual information form under the heading "Item 4.2 - Risk Factors". Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company's business, financial condition, results of operations or prospects. See "Documents Incorporated by Reference".

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, the markets for similar securities, general economic conditions and the Company's financial condition, historic financial performance and future prospects.

There is no public market for the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchange. If the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities and other factors including general economic conditions and the Company's financial condition. There can be no assurance as to the liquidity of the trading market for the Preferred Shares, Debt Securities, Warrants, Units or Subscription Receipts or that a trading market for these securities will develop.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NYSE American or any other stock exchange could be subject to significant fluctuations in response to variations in the Company's financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange. There can be no assurance of the price at which the Common Shares that become listed and posted for trading on a stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company from time to time. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any securities of the Company that are issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for the securities of the Company that are issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company's earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company's issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Discretion Regarding Use of Proceeds

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company's results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company's business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

Negative Cash Flow from Operating Activities

The Company has not yet achieved positive operating cash flow, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business. Such future losses could have an adverse effect on the market price of the Common Shares, which could cause investors to lose part or all of their investment.

EXEMPTION FROM NATIONAL INSTRUMENT 44-102

Pursuant to a decision of the Autorité des marchés financiers dated June 22, 2021, the Company was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference therein and any Prospectus Supplement to be filed in relation to an "at-the-market" distribution. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an "at-the-market" distribution) be translated into French if the Company offers Securities to Quebec purchasers in connection with an offering other than in relation to an "at-the-market" distribution.

INTERESTS OF EXPERTS

Deloitte LLP is independent with respect to the Company within the meaning of the rule of professional conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by  the SEC and the Public Company Accounting Oversight Board (United States).

Adrienne A Ross, P. Geo, Geology Manager / Principal Geologist with AMC Mining Consultants (Canada) Ltd. ("AMC"), Dinara Nussipakynova, P. Geo, Principal Geologist with AMC, Simeon Robinson, P. Geo, Senior Geologist with AMC and Andrew Holloway, P. Eng., Principal Process Engineer with AGP Mining Consultants Inc. (together, the "Technical Report Authors") prepared the Amended and Restated Technical Report. To management's knowledge, the Technical Report Authors do not have any registered or beneficial interests, direct or indirect, in any securities or other property of the Company (or of any of its associates or affiliates).

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on behalf of the Company by Bennett Jones LLP, Vancouver, British Columbia, as to Canadian legal matters, and Dorsey & Whitney LLP, Seattle, Washington, as to United States legal matters. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. The directors and officers of the Company and the experts named herein or in the documents incorporated by reference herein are resident outside of the United States and some or all of the Company's assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or "blue sky" laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi and Associates, with an address at 850 Library Avenue, Suite 204, Newark, DE 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers and Controlling Persons.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the "Act").

Under Section 160 of the Act, an individual who:

  is or was a director or officer of the Registrant,
  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an "eligible penalty") in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding ("eligible proceeding") to which the eligible party is or may be liable.  Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles;
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its articles;
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, do one or more of the following things:

  order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
  order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;
  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or
  make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

The foregoing description is qualified in its entirety by reference to the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant, by reason of the fact he or she is or was a director of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  Each director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant's articles.  The Registrant may indemnify an officer of the Company or any employee or agent of the Company or of a corporation and such persons' heirs and personal representatives subject to any restrictions in the Act.  The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant's articles.

Under the articles of the Registrant and subject to the Act, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer, employee or agent or person who holds or held an equivalent position.

The Registrant maintains directors' and officers' liability insurance.  The policies provide a maximum coverage in any one policy year of $25 million in annual claims (subject to a deductible of $1 million per claim, payable by the Registrant).  The primary policy insures (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant's indemnification of its directors and officers, and (c) the Registrant when it is directly named in a securities claim.  The excess policy insures the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy).  The premiums for the policies are not allocated between directors and officers as separate groups.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1

Annual information form for the fiscal year ended June 30, 2020 dated September 25, 2020 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.2

Audited consolidated financial statements for the years ended June 30, 2020 and 2019 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.3

Management's discussion and analysis for the years ended June 30, 2020 and 2019 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.4

Unaudited condensed consolidated interim financial statements for the three and nine months ended March 31, 2021 and 2020, together with the notes thereto (incorporated by reference from the Registrant's Report on Form 6-K filed with the Commission on May 17, 2021)

4.5	Management's discussion and analysis for the three and nine months ended March 31, 2021 (incorporated by reference from the Registrant's Report on Form 6-K filed with the Commission on May 17, 2021)

4.6

Management proxy circular dated August 27, 2020 prepared in connection with the annual general and special meeting of shareholders held on September 30, 2020 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021) (the "Circular") excluding the following schedules to the Circular and the following documents incorporated by reference in the Circular (i) the amended and restated technical report of the Company prepared in accordance with NI 43-101 entitled "Amended and Restated Technical Report - Skukum Gold-Silver Project" dated July 16, 2012, as amended July 31, 2013, with an effective date of July 16, 2012 in respect of the Tagish Lake Gold Project; (ii) the annual information form of the Company for the year ended June 30, 2019; (iii) Schedule "C" Fairness Opinion; (iv) Schedule "G" Whitehorse Gold Corp. Following the Arrangement; (v) Schedule "H" Tagish Lake Gold Corp. Audited Financial Statements and MD&A; (vi) Schedule "I" Whitehorse Gold Corp. Audited Financial Statements and MD&A; (vii) Schedule "J" Whitehorse Gold Corp. Pro-Forma Financial Statements; and (viii) Schedule "Q" Whitehorse Option Plan.

4.7

Material change report dated September 1, 2020 with respect to the Company entering into an arrangement agreement (the "Arrangement Agreement") with its wholly-owned subsidiary, Whitehorse Gold Corp. ("Whitehorse Gold") pursuant to which the Company proposed to spin-out all of the existing common share of Whitehorse Gold to Company shareholders by way of plan of arrangement (the "Spin-Out") (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.8

Material change report dated November 24, 2020 with respect to the Company announcing the completion of the Spin-Out effective November 18, 2020 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.9

Material change report dated May 21, 2021 with respect to the commencement of trading of the Company's common shares on the NYSE American (incorporated by reference from the Registrant's Form 6-K filed with the Commission on May 27, 2021)

5.1	Consent of Deloitte LLP

5.2*	Consent of Adrienne Ross

5.3*	Consent of Dinara Nussipakynova

5.4*	Consent of Simeon Robinson

5.5*	Consent of Andrew Holloway

5.6*	Consent of Alex Zhang

6.1*	Powers of Attorney (included on the signature page of this Registration Statement)

7.1*	Form of Indenture

* Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	The Registrant has previously filed with the SEC a written irrevocable consent and power of attorney on Form F-X.
(b)	Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement.

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form for the fiscal year ended June 30, 2020 dated September 25, 2020 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.2	Audited consolidated financial statements for the years ended June 30, 2020 and 2019 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.3	Management's discussion and analysis for the years ended June 30, 2020 and 2019 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.4	Unaudited condensed consolidated interim financial statements for the three and nine months ended March 31, 2021 and 2020, together with the notes thereto (incorporated by reference from the Registrant's Report on Form 6-K filed with the Commission on May 17, 2021)

4.5	Management's discussion and analysis for the three and nine months ended March 31, 2021 (incorporated by reference from the Registrant's Report on Form 6-K filed with the Commission on May 17, 2021)

4.6	Management proxy circular dated August 27, 2020 prepared in connection with the annual general and special meeting of shareholders held on September 30, 2020 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021) excluding the following schedules to the Circular and the following documents incorporated by reference in the Circular (i) the amended and restated technical report of the Company prepared in accordance with NI 43-101 entitled "Amended and Restated Technical Report - Skukum Gold-Silver Project" dated July 16, 2012, as amended July 31, 2013, with an effective date of July 16, 2012 in respect of the Tagish Lake Gold Project; (ii) the annual information form of the Company for the year ended June 30, 2019; (iii) Schedule "C" Fairness Opinion; (iv) Schedule "G" Whitehorse Gold Corp. Following the Arrangement; (v) Schedule "H" Tagish Lake Gold Corp. Audited Financial Statements and MD&A; (vi) Schedule "I" Whitehorse Gold Corp. Audited Financial Statements and MD&A; (vii) Schedule "J" Whitehorse Gold Corp. Pro-Forma Financial Statements; and (viii) Schedule "Q" Whitehorse Option Plan.

4.7	Material change report dated September 1, 2020 with respect to the Company entering into an arrangement agreement (the "Arrangement Agreement") with its wholly-owned subsidiary, Whitehorse Gold Corp. ("Whitehorse Gold") pursuant to which the Company proposed to spin-out all of the existing common share of Whitehorse Gold to Company shareholders by way of plan of arrangement (the "Spin-Out") (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.8	Material change report dated November 24, 2020 with respect to the Company announcing the completion of the Spin-Out effective November 18, 2020 (incorporated by reference from the Registrant's Registration Statement on Form 40-F filed with the Commission on May 4, 2021)

4.9	Material change report dated May 21, 2021 with respect to the commencement of trading of the Company's common shares on the NYSE American (incorporated by reference from the Registrant's Form 6-K filed with the Commission on May 27, 2021)

5.1	Consent of Deloitte LLP

5.2*	Consent of Adrienne Ross

5.3*	Consent of Dinara Nussipakynova

5.4*	Consent of Simeon Robinson

5.5*	Consent of Andrew Holloway

5.6*	Consent of Alex Zhang

6.1*	Powers of Attorney (included on the signature page of this Registration Statement)

7.1*	Form of Indenture

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 15th day of July, 2021.

NEW PACIFIC METALS CORP.

By:	/s/ Mark Cruise
	Name:	Mark Cruise
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark Cruise	Chief Executive Officer and Director	July 15, 2021
Mark Cruise	(Principal Executive Officer)

/s/ Jalen Yuan	Chief Financial Officer	July 15, 2021
Jalen Yuan	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 15, 2021
Rui Feng

*	Director	July 15, 2021
David Kong

*	Director	July 15, 2021
Jack Austin

*	Director	July 15, 2021
Greg Hawkins

*	Director	July 15, 2021
Martin Wafforn

By: /s/ Mark Cruise
Name: Mark Cruise
Title: Attorney in fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on July 15, 2021.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director